Exhibit 99.1

        NorthStar Realty Finance Announces 2005 Second Quarter Results;
                    Net Income Increases To $0.47 Per Share,
             Including Gain On Sale; Generates $0.13 AFFO Per Share


    NEW YORK--(BUSINESS WIRE)--Aug. 11, 2005--NorthStar Realty Finance Corp. (NYSE: NRF):

    Second Quarter Highlights

    -- Sold 729 Seventh Avenue for $0.41 per share gain, driving increase in book value to $7.17 per share

    --  Closed $428 million of new investments

    -- Increased assets under management to approximately $2.0 billion

    -- Issued two private placements totaling $65 million of trust preferred securities

    --  Declared second quarter dividend of $0.15 per common share

    NorthStar Realty Finance Corp. (NYSE: NRF) today announced its results for the quarter ended June 30, 2005. The Company generated revenues of $14.9 million for the second quarter of 2005. Net income for the second quarter was $9.8 million, or $0.47 per share, including an $8.6 million gain on the sale of an asset (729 Seventh Avenue, New
York), or $0.41 per share, reflected as discontinued operations (net of minority interest). Net income from continuing operations was $1.2 million, or $0.06 per share. Adjusted Funds from Operations (AFFO) were $3.3 million, or $0.13 per share, compared to $0.11 in AFFO per share for the first quarter of 2005. For a reconciliation of net income to AFFO, please refer to the tables on the following pages.
    The Company's quarter-over-quarter revenues, after deducting interest income on cash and short-term investments, increased approximately 53% from $8.1 million to $12.4 million. General and administrative expenses decreased by $0.6 million quarter-over-quarter from $3.8 million to $3.2 million, or approximately (16%), exclusive of equity based compensation charges.
    David Hamamoto, President and Chief Executive Officer, commented, "We are pleased to have achieved three of our primary objectives during the quarter: first, we significantly increased our book value through a strategic asset sale; second, our capital was deployed in investments consistent with our pre-G&A targeted return on equity of 15%; and, finally, we completed our first subordinate real estate debt CDO financing which enabled us to end the quarter with 97% of our financed assets match funded with asset backed non-recourse debt."
    Mr. Hamamoto continued, "The increase to our book value was largely driven by a $0.41 per share gain from the sale of 729 Seventh Avenue. We are currently marketing our other Times Square property, located at 1552 Broadway, and anticipate that, upon completion of a sale of this asset, our aggregate increase to book value from these two asset sales will be approximately $1.10 per share. Of course, we can offer no assurance that the 1552 transaction will close at any specific price. Our investment program continues to achieve our return hurdles while maintaining a relatively defensive posture as to credit quality. At quarter end, our real estate securities portfolio had a weighted average credit rating of BBB- and our subordinate debt real estate portfolio had an average last dollar loan-to-value ratio of 71% with a weighted average yield on these investments of LIBOR plus 4.68%. The two net lease investments following our IPO are backed by investment grade tenants with AAA and A ratings. Our focus on credit is also coupled with a defensive financing strategy. We expect to primarily utilize securitization vehicles, such as our CDOs, to provide the Company with longer term, low cost, non-recourse funding that substantially mitigates risk associated with future interest rate volatility."
    Mr. Hamamoto added, "We are very satisfied with the rates of return we are achieving on invested capital. Our second quarter results do not reflect the investment of approximately $63 million of the fresh capital raised through previously announced trust preferred offerings. In addition, we also had $72 million of cash proceeds raised through the issuance of CDO IV securities in mid-June that will be devoted to investment in additional subordinate real estate loans in CDO IV. We expect this additional capital to be fully deployed over the third quarter."

    Investment Activities

    The Company closed on $428 million of new investments during the second quarter, bringing its total assets under management to approximately $2.0 billion.
    With regard to the real estate securities business, the Company closed on $238 million of primarily investment grade CMBS securities funded through its warehouse facility for CDO V. For the third quarter, through August 9, 2005, an additional $104 million in real estate securities have been acquired in the CDO V warehouse, bringing the total collateral pool to $342 million.
    During the second quarter, the Company deployed $63 million of equity and accumulated $170 million of subordinate loan participations and other collateral that were ultimately financed in CDO IV. For the third quarter, through August 9, 2005, the Company has invested an additional $88 million in subordinate debt investments, of which $53 million represents the investment of the restricted cash proceeds funded through the CDO IV issuance.
    No net lease investments were made during the second quarter. In August 2005, the Company closed on a $22 million acquisition of an 118,000 square foot office building located in Salt Lake City, Utah. The property is 100% leased to the U.S. Government's General Services Administration under a lease that expires in April 2012. The Property is financed with a 5.16% fixed rate, seven year non-recourse first mortgage loan of $17 million.
    Mr. Hamamoto commented, "In addition to increasing our book value, the sale of 729 Seventh Avenue has the added benefit of producing a substantial gain that can be accretively reinvested in assets such as the GSA property in Salt Lake City."

    Financing Activities

    During the second quarter, the Company completed two private placements totaling $65 million of trust preferred securities that mature in 30 years, which are backed by unsecured junior subordinated notes issued by the Company's operating partnership. The net proceeds from the trust preferred issues totaled approximately $63 million. Interest on the trust preferred securities is fixed at a weighted average rate of 7.99% for ten years, after which the rate will float and reset quarterly at LIBOR plus 3.25%. The securities are callable at par at the Company's option five years following the date of issuance.
    In May 2005, the Company also entered into a $400 million warehouse facility with a major financial institution under which collateral will be acquired and financed for the Company's next proposed investment grade securities CDO - CDO V.
    In June 2005, the Company closed it first subordinate real estate debt CDO - CDO IV. The Company issued $300 million of investment grade CDO bonds that have an average life of eight years and bear interest at LIBOR plus a weighted average yield, including costs, of 0.84%. The CDO bonds are collateralized by a $400 million portfolio of subordinate real estate debt, CMBS and, for the duration of the ramp-up period, cash.
    In July 2005, the Company also entered into a new $150 million credit facility, with an initial term of three years, which the Company expects to utilize in acquiring subordinate real estate investments and other qualifying income producing real estate loan assets and securities at funding costs ranging from LIBOR plus 0.20% to LIBOR plus 3.00%.

    Dividends

    The Company declared a cash dividend of $0.15 per share of common stock, payable with respect to the quarter ended June 30, 2005. The dividend is expected to be paid on August 15, 2005 to shareholders of record as of the close of business on August 8, 2005.
    For the quarter ended June 30, 2005, the Company had 26,766,315 weighted average diluted shares outstanding.

    Earnings Conference Call

    NorthStar Realty Finance Corp. will hold a conference call to discuss second quarter 2005 financial results today, August 11, 2005, at 5:00 PM Eastern time. Hosting the call will be David Hamamoto, President and Chief Executive Officer, and Mark Chertok, Chief Financial Officer and Treasurer.
    A simultaneous webcast of the conference call may be accessed by logging onto the Company's website at www.nrfc.com under the Investor Relations section. The call will also be archived on the Company's website for at least one year. The call can also be accessed live over the phone by dialing (800) 811-8830 or for international callers by dialing (913) 981-4904.
    A replay of the call will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers. The replay will be available from August 11, 2005, through August 25, 2005. The password for the replay will be 6324715.

    About NorthStar Realty Finance Corp.

    NorthStar Realty Finance Corp. is an internally-managed REIT that makes fixed income, structured finance and net lease investments in commercial real estate assets. NorthStar Realty's business consists of three core business lines: subordinate real estate debt, real estate securities and net lease properties. For more information about NorthStar Realty Finance Corp, please visit www.nrfc.com.


NorthStar Realty Finance Corp. and NorthStar Realty Finance Corp.
 Predecessor
Condensed Consolidated and Combined Statements of Operations
                    (unaudited)

                             The        The        The         The
                           Company  Predecessor  Company   Predecessor

                            Three Months Ended     Six Months Ended

                            June 30,   June 30,    June 30,   June 30,
                             2005       2004        2005       2004
                           --------  ---------  ----------- ----------
Revenues and other income:

Rent and escalation
 income                   $3,323,000 $       -  $ 6,431,000 $       -

Advisory and management
 fee income                   20,000    53,000       71,000   108,000

Advisory and management
 fee income- related
 parties                   1,128,000   584,000    2,071,000 1,182,000

Interest income-debt
 securities               10,451,000   308,000   18,423,000   563,000

Other revenue                  5,000         -        5,000         -
                          ---------- ---------  ----------- ---------

    Total revenues        14,927,000   945,000   27,001,000 1,853,000


Expenses:

Real estate properties-
 operating expenses          743,000         -    1,473,000         -

Interest expense           6,979,000         -   12,946,000         -

Management fees- related
 party                        61,000         -      118,000         -

General & Administrative:                    -                      -

 Direct:                           -         -            -         -

  Salaries and other
   compensation            1,278,000   298,000    2,539,000   600,000

  Shared Services-related
   party                     344,000         -      686,000         -

 Equity based compensation   959,000         -    1,759,000         -

  Insurance                  217,000         -      430,000         -

  Accounting and auditing
   fees                      290,000         -    1,316,000         -

  Other general and
   administrative          1,033,000    54,000    2,011,000   101,000

 Allocated:                                  -                      -

  Salaries and other
   compensation                    -   625,000            - 1,244,000

  Insurance                        -    97,000            -   195,000

  Other general and
   administrative                  -   213,000            -   522,000
                          ---------- ---------  ----------- ---------
 Total general and
  administrative           4,121,000 1,287,000    8,741,000 2,662,000


Depreciation and
 amortization              1,046,000         -    1,984,000         -
                          ---------- ---------  ----------- ---------
    Total expenses        12,950,000 1,287,000   25,262,000 2,662,000
                          ---------- ---------  ----------- ---------

Income (loss) from
 operations                1,977,000  (342,000)   1,739,000  (809,000)

Equity in earnings of
 unconsolidated/uncombined
 ventures                     60,000   492,000      106,000   864,000

Unrealized gain (loss) on
 investments and other      (498,000) (333,000)     549,000   717,000

Realized gain (loss) on
 investments and other       (86,000)        -      501,000         -
                          ---------- ---------  ----------- ---------
Income (loss) before
 minority interests and
 discontinued operations   1,453,000  (183,000)   2,895,000   772,000

Minority interest           (300,000)        -     (597,000)        -
                          ---------- ---------  ----------- ---------

Net income (loss) from
 continuing operations     1,153,000  (183,000)   2,298,000   772,000

Income (loss) from
 discontinued operations,
 net of minority interest     40,000         -      (50,000)        -


Gain on sale of
 discontinued operations,
 net of minority interest  8,630,000         -    8,630,000         -
                          ---------- ---------  ----------- ---------
Net income (loss)         $9,823,000 $(183,000) $10,878,000 $ 772,000
                          ========== =========  =========== =========
Earnings per share

 Net income (loss) from
  continuing operations
  before discontinued
  operations              $     0.06            $      0.11

 Income (loss) from
  discontinued operations          -                      -

 Gain on sale of
  discontinued operations       0.41                   0.41
                          ----------            -----------
 Net income available to
  common shareholders     $     0.47            $      0.52
                          ==========            ===========

  Weighted average number
   of shares of common
   stock outstanding

 Basic                    21,250,240             21,250,240
                          ==========            ===========

 Diluted                  26,766,315             26,766,315
                          ==========            ===========

1) The results of operations for the six and three ended June 30, 2004 represent the results of the Company's predecessor, a combination of certain controlling and non-controlling interests in real estate-related entities that represent the initial portfolio of assets contributed to the Company by certain subsidiaries of NorthStar Capital Investment Corp. on October 29, 2004. Management does not believe that the results of operations of the Company's predecessor are indicative of its results as a separate operating entity subsequent to the closing of its IPO.


NorthStar Realty Finance Corp.
Condensed Consolidated Balance Sheets

                                             June 30,     December 31,
                                               2005          2004
                                          ------------ --------------
                                            (unaudited)
Assets:

Cash and cash equivalents                 $ 36,888,000 $   47,733,000

Restricted cash                             78,110,000      2,713,000

Debt securities held for trading           212,498,000    826,611,000

Operating real estate-net                   88,181,000     43,544,000

Debt securities available for
 sale                                      121,813,000     37,692,000

CDO deposit and warehouse
 agreements                                 12,660,000      2,988,000

Collateral held by broker                   14,605,000     24,831,000

Subordinate real estate debt
 investments                               302,880,000     70,841,000

Investments in and advances to
 uncombined ventures                         4,241,000      5,363,000

Deferred costs and intangible
 assets, net                                16,180,000      4,233,000

Other assets                                 9,136,000     11,801,000
                                          ------------ --------------
    Total assets                          $897,192,000 $1,078,350,000
                                          ============ ==============

Liabilities and Stockholders'
 Equity:

Mortgage notes and loans payable          $ 71,577,000 $   40,557,000
Liability to subsidiary trusts
 issuing preferred securities               67,020,000              -

Credit facility                             21,884,000     27,821,000

Repurchase obligations                     218,912,000    800,418,000

CDO bonds payable                          300,000,000              -

Securities sold, not yet
 purchased                                  13,081,000     24,114,000

Obligations under capital leases             3,338,000      3,303,000

Accounts payable and accrued
 expenses                                    7,590,000      5,603,000

Due to affiliates                              148,000        250,000

Other liabilities                            1,765,000        528,000
                                          ------------ --------------
    Total liabilities                      705,315,000    902,594,000

Minority interest                           36,948,000     32,447,000

Commitments and contingencies                        -              -
Stockholders' equity                       154,929,000    143,309,000
                                          ------------ --------------
    Total stockholders' equity             154,929,000    143,309,000
                                          ------------ --------------
     Total liabilities and
      stockholders' equity                $897,192,000 $1,078,350,000
                                          ============ ==============



NorthStar Realty Finance Corp. and NorthStar Realty Finance Corp.
 Predecessor
Reconciliation of Net income to Funds from Operations and Adjusted
 Funds from Operations

The following is a reconciliation of net income to FFO and AFFO and illustrates the difference in this measure of operating performance

                             The        The         The        The
                           Company   Predecessor  Company  Predecessor

                            Three Months Ended      Six Months Ended

                           June 30,   June 30,   June 30,    June 30,
                             2005       2004       2005       2004
                          ---------- --------- ----------- ----------
Funds from Operations :

Income (loss) before
 minority interests       $1,453,000 $(183,000)$ 2,895,000 $  772,000

Adjustments:

Depreciation and
 amortization              1,046,000             1,984,000

Real estate depreciation
 and amortization -
 unconsolidated ventures               486,000                972,000
                          ---------- --------- ----------- ----------
Funds from Operations
 (FFO)                    $2,499,000 $ 303,000 $ 4,879,000 $1,744,000
                          ---------- --------- ----------- ----------

Adjusted Funds from
 Operations :

Funds from Operations
 (FFO)                    $2,499,000 $ 303,000 $ 4,879,000 $1,744,000

Straightline rental
 income, net                (113,000) (144,000)   (212,000)  (279,000)

Amortization of deferred
 compensation              959,000               1,759,000
                          ---------- --------- ----------- ----------
Adjusted funds from
 operations (AFFO)        $3,345,000 $ 159,000 $ 6,426,000 $1,465,000
                          ========== ========= =========== ==========

FFO Per Share of Common
 Stock                    $     0.09           $      0.18
                          ==========           ===========

AFFO per Share of Common
 Stock                    $     0.13           $      0.24
                          ==========           ===========


    Non-GAAP Financial Measures

    Included in this press release are certain "non-GAAP financial measures," which are measures of the Company's historical or future financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of applicable SEC rules. These include: (i) Funds From Operations, and (ii) Adjusted Funds From Operations. The following discussion defines these terms, which the Company believes can be useful measures of its performance.

    Funds from Operations (FFO) and Adjusted Funds from Operations
(AFFO)

    Management believes that FFO and AFFO, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT), as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. We calculate AFFO by subtracting from (or adding) to FFO:

    -- normalized recurring expenditures that are capitalized by us and then amortized, but which are necessary to maintain our properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

    -- an adjustment to reverse the effects of straight-lining of rents; and

    -- the amortization or accrual of various deferred costs including intangible assets and equity based compensation.

    Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, may not be comparable to such other REITs.
    We believe that FFO and AFFO are additional appropriate measures of our operating performance because they facilitate an understanding of our operating performance after adjustment for certain non-cash expenses, such as real estate depreciation, which assumes that the value of real estate assets diminishes predictably over time. Since FFO is generally recognized as industry standards for measuring the operating performance of an equity REIT, we also believe that FFO provides investors with an additional useful measure to compare our financial performance to other REITs.
    Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.
    The Company urges investors to carefully review the GAAP financial information included as part of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and quarterly earnings releases.

    Safe Harbor Statement

    Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar Realty can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from NorthStar Realty's expectations include, but are not limited to changes in economic conditions generally and the real estate and bond markets specifically, legislative or regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates and interest rate spreads, policies and rules applicable to REITs, the continued service of key management personnel, the effect of competition in the real estate finance industry, the costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements, and other risks detailed from time to time in NorthStar Realty's SEC reports. Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2004. Such forward-looking statements speak only as of the date of this press release. NorthStar Realty expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.



    CONTACT: NorthStar Realty Finance Corp.
             Investor Relations
             Brad Cohen, 800-684-8879